SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only as permitted by Rule 14c-6(e)(2)

☐	Definitive Information Statement

EQ ADVISORS TRUST
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

AXA EQUITABLE LIFE INSURANCE COMPANY

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED [FEBRUARY 15, 2007]

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about an additional investment sub-adviser to the EQ/Small Company Growth Portfolio (“Portfolio”), a series of EQ Advisors Trust (the “Trust”). The changes discussed in this Information Statement took place on or about December 11, 2006. You may obtain an additional copy of the Prospectus or Statement of Additional Information, or the Trust’s most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104.

AXA Equitable Life Insurance Company (“AXA Equitable” or the “Manager”) serves as the Investment Manager and Administrator of the Trust. AXA Advisors, LLC and AXA Distributors, LLC serve as the Distributors for the Trust’s shares. AXA Equitable and the Distributors are located at 1290 Avenue of the Americas, New York, New York 10104. AXA Equitable, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees to select and replace investment sub-advisers for the Trust and to amend the advisory agreements between AXA Equitable and sub-advisers without obtaining shareholder approval. Accordingly, AXA Equitable is able, subject to the approval of the Trust’s Board of Trustees, to appoint and replace sub-advisers and to amend advisory agreements without obtaining shareholder approval.

At a regular meeting of the Board of Trustees of the Trust held on July 10-11, 2006, the Board of Trustees, including the Trustees who are not “interested persons” of the Trust (as that term is defined in the 1940 Act) (“Independent Trustees”), unanimously approved the Manager’s proposals to restructure the Portfolio to a multiple-adviser structure whereby AXA Equitable may allocate a portion of the Portfolio to one or more advisers and to change the Portfolio’s name to the EQ/Small Company Growth Portfolio. In addition, at a regular meeting of the Board of Trustees of the Trust held on November 29-30, 2006, the Board of Trustees, and separately, the Independent Trustees, unanimously approved the Manager’s proposal to approve (i) Amendment No.1, (“Amendment No.1”), dated December 11, 2006, to the Amended and Restated Investment Advisory Agreement between AXA Equitable and Wells Capital Management, Inc. (“Wells Capital Management” or “Adviser”), dated August 1, 2006, with respect to an allocated portion of the Portfolio’s assets (“Wells Allocated Portion”), (ii) an Investment Advisory Agreement (“New Investment Advisory Agreement,” together with Amendment No.1, the “Amended Agreements”), dated December 11, 2006 , between AXA Equitable and Eagle Asset Management, Inc., (“Eagle” or “Adviser”), with respect to an allocated portion of the Portfolio’s assets (“Eagle Allocated Portion”) and (iii) an increase in the administration fee for the Portfolio. The current adviser of the Portfolio is Bear Sterns Asset Management, Inc. (“Bear Sterns”). Bear Sterns has served as the adviser to the Portfolio since December 13, 2004 and will continue to manage a portion of the Portfolio’s assets. AXA Equitable, in its capacity as Manager of the Trust, will allocate the assets of the Portfolio among the advisers.

AXA Equitable determined that the addition of Wells Capital Management and Eagle would enhance the investment strategy of the Portfolio, which, as of October 31, 2006, reached approximately $271.5 million in assets. AXA Equitable believes that the addition of two advisers will allow the Portfolio to respond more quickly to investment opportunities and to leverage the expertise of additional portfolio managers with substantial experience in this area. AXA Equitable will allocate the assets of the Portfolio among the Advisers and will allocate all daily cash flows (share purchases) and outflows (redemption and expense items) among the Advisers. AXA Equitable will review the asset allocation of the Portfolio on a periodic basis and reserves the right to reallocate assets from one Adviser to another, subject to the oversight of the Board, when it would be in the best interests of the Portfolio and its shareholders. In some instances, the effect of the reallocation will be to shift assets from a better performing Adviser to another Adviser.

Factors Considered by the Board

In approving the Amended Agreements, the Board considered the overall fairness of the Amended Agreements and whether the Amended Agreements were in the best interest of the Portfolio. In this connection, the Board considered factors it deemed relevant with respect to the Portfolio, including: (1) the nature, extent and quality of the services to be provided to the Portfolio by the Manager, each Adviser and their respective affiliates, including the credentials and investment experience of its officers and employees; (2) each Adviser’s investment process, personnel and operations for its allocated portion; (3) the performance of a composite of similar accounts managed by each Adviser as compared to its benchmark and peer group; (4) the level of each Adviser’s proposed fee; (5) to the extent information was available, the costs of the services to be provided and profits to be realized by the Manager, each Adviser and their respective affiliates from their relationship with the Portfolio; (6) the anticipated effect of growth and size on the Portfolio’s performance and expenses where applicable; (7) the Manager’s and each Adviser’s financial condition; (8) the adequacy of the Manager’s and each Adviser’s compliance programs and records; (9) the “fall out” benefits to be realized by the Manager, each Adviser and their respective affiliates (i.e., any direct or indirect benefits to be derived by the Manager, each Adviser and their respective affiliates from their relationship with the Trust); (10) the profitability of the Manager and, to the extent information was available, each Adviser under the Amended Agreements; and (11) possible conflicts of interest.

The Board also noted that the investment management fees payable by the Portfolio would remain the same and that the Portfolio’s shareholders would not pay any additional advisory fees as a result of the addition of the Advisers. The Board also considered that Wells Capital Management is currently the sole adviser to the EQ/Wells Fargo Montgomery Small Cap Portfolio, a series of the Trust, and that Eagle is currently the sole adviser to the AXA Enterprise Small Company Growth Fund, a fund in the AXA Enterprise Funds Trust, a separate trust managed by AXA Equitable. In considering the Amended Agreements, the Board did not identify any single factor or item of information as all-important or controlling.

In connection with its deliberations, the Board, among other things, received information, in advance of the meeting at which the approval was made, from the Manager regarding the factors set forth above and met with representatives of the Manager to discuss the proposed Amended Agreements. The Independent Trustees were assisted by independent counsel during their deliberations and received materials discussing the legal standards applicable to their consideration of the Amended Agreements.

The Board, in examining the nature and quality of the services to be provided by each Adviser, considered each Adviser’s experience in serving as an investment adviser for accounts similar to the Portfolio it would advise. The Board noted the responsibilities that each Adviser would have to the Portfolio. In particular, the Board considered that each Adviser would be responsible for making investment decisions on behalf of the Portfolio, placing orders for the purchase and sale of investments for the Portfolio with brokers or dealers and performing related administrative functions. In addition, the Board reviewed information regarding each Adviser’s investment process and the background of each portfolio manager of each Adviser who would provide services to the Portfolio.

The Board received performance information regarding the performance of each Adviser’s comparable strategy. In this connection, the Board considered that the EQ/Wells Fargo Montgomery Small Cap Portfolio outperformed its benchmark for the year-to-date and one-year periods ended October 31, 2006. The Board further considered that AXA Enterprise Small Company Growth outperformed its benchmark for the one- and ten-year periods ended October 31, 2006 and moderately underperformed its benchmark for the three- and five-year periods ended on that date.

In evaluating each Adviser’s compensation, the Board reviewed the proposed fees under the Amended Agreements and considered the extent to which each Adviser’s fee schedule provides for breakpoints, that is, a reduction of the advisory fee rate as assets increase. The Board determined that the Manager’s management fee, which will not change as a result of the appointment of each new Adviser, and the Portfolio’s overall expense ratios, which also will not change as a result of the appointment of each new Adviser (notwithstanding the higher administration fee, which is offset by the expense limitation currently in effect), generally were more significant to the Board’s evaluation of the fees and expenses paid by the Portfolio than each Adviser’s costs and profitability.

As part of its evaluation of each Adviser’s compensation, the Board also considered other benefits that may be realized by each Adviser and its affiliates from each Adviser’s relationship with the Trust. In this connection, the Board noted, among other things, that each Adviser, through its relationship as an Adviser to the Portfolio, may engage in soft dollar transactions. In this regard, the Board considered each Adviser’s procedures for executing portfolio transactions for the Portfolio and each Adviser’s policies and procedures for the selection of brokers and dealers and for obtaining research from those brokers and dealers. In addition, the Board recognized that each Adviser may be affiliated with registered broker-dealers, which may, from time to time, receive brokerage commissions from the Portfolio in connection with the purchase and sale of portfolio securities; provided, however, that those transactions, among other things, must be consistent with seeking best execution. Finally, the Board recognized that affiliates of each Adviser may sell and earn sales commissions from sales of shares of the Portfolio.

The Board also considered conflicts of interest that may arise between the Trust and each Adviser in connection with the services it provides to the Trust and the various relationships that it and its affiliates may have with the Trust. For example, actual or potential conflicts of interest may arise as a result of each Adviser having responsibility for multiple accounts (including the Portfolio it advises), such as devotion of unequal time and attention to the management of the accounts, inability to allocate limited investment opportunities across accounts and incentive to allocate opportunities to an account where an Adviser has a greater financial incentive, such as a performance fee account. In this connection, the Board also took into consideration the manner in which such conflicts are addressed by each Adviser.

Based on these considerations, the Board of Trustees was satisfied that: (1) the Portfolio was reasonably likely to benefit from the nature, quality and extent of each Adviser’s services; (2) the Portfolio was reasonably likely to benefit from each Adviser’s investment process, personnel and operations; (3) each Adviser has the resources to provide the services and to carry out its responsibilities under the Amended Agreements; (4) each Adviser has an adequate compliance program; (5) each Adviser’s compensation, including any direct or indirect benefits to be derived by it or its affiliates, is fair and reasonable; and (6) the performance of each Adviser’s similar portfolios generally was reasonable in relation to the performance of their benchmark. Based on the foregoing, the Board, including the Independent Trustees, unanimously approved the Amended Agreements with respect to the Portfolio

Information Regarding the Amended Agreements

The Amended Agreements serve to appoint each Adviser as an investment adviser to the Portfolio subject to all of the terms and conditions of each respective Investment Advisory Agreement. The terms of Amendment No.1 between AXA Equitable and Wells Capital Management does not materially alter the terms of the Investment Advisory Agreement.

The New Investment Advisory Agreement provides that it will remain in effect, with respect to the Portfolio, for its initial term of two years and thereafter only so long as the Board of Trustees, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The New Investment Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on at least sixty days’ written notice to AXA Equitable and Eagle, or by AXA Equitable or Eagle on at least sixty days’ written notice to the Trust and the other party. The New Investment Advisory Agreement also terminates automatically in the event of its assignment or in the event that the Investment Management Agreement between AXA Equitable and the Trust is assigned or terminated for any other reason.

The New Investment Advisory Agreement generally provides that Eagle will not be liable for any losses, claims, damages, liabilities or litigation incurred by AXA Equitable or the Trust as a result of any error of judgment or mistake of law by Eagle with respect to the Portfolio, except that nothing in the Agreement limits the Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of Eagle in the performance of any of its duties or obligations, or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s prospectus, statement of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Eagle Allocated Portion, if such statement or omission was made in reliance upon information furnished by Eagle to AXA Equitable or the Trust.

There will be no change in the management fee paid by the Portfolio to AXA Equitable and there will be no change in the investment advisory fee paid by AXA Equitable to Bear Sterns. For advisory services to the Wells Allocated Portion, Wells Capital Management will receive an advisory fee equal to 0.55% of the average daily net assets up to and including $200 million and 0.50% thereafter. For advisory services to the Eagle Allocated Portion, Eagle will receive an advisory fee equal to 0.575% of the average daily net assets up to and including the first $100 million, 0.55% of the average daily net assets up to and including the next $100 million and 0.50% thereafter. AXA Equitable (and not the Portfolio) is responsible for the payment for the advisory fee to Wells Capital Management and Eagle.

For comparable portfolios, Wells Capital Management received advisory fees at the following annual rates:

Name of Fund	Net Assets in Millions for the Period Ended December 31, 2006	Annual Advisory Fee Rate (% of average daily net assets)
EQ/Wells Fargo Montgomery Small Cap	$101.6	0.60% of the Portfolio’s average daily net assets up to and including $100 million; 0.55% of the Portfolio’s average daily net assets in excess of $100 million up to and including $200 million; and 0.50% of the Portfolio’s average daily net assets in excess of $200 million

For comparable portfolios, Eagle receives advisory fees at the following annual rates:

Name of Fund	Net Assets in Millions for the Period Ended December 31, 2006	Effective Annual Advisory Fee Rate (% of average daily net assets)
AXA Enterprise Small Company Growth	$277.1	0.60% of the Portfolio’s daily net assets up to and including $100 million; 0.55% of the Portfolio’s daily net assets in excess of $100 million up to and including $200 million; and 0.50% of the Portfolio’s daily net assets in excess of $200 million

In connection with the addition of Wells Capital Management and Eagle, the Board, and separately the Independent Trustees, unanimously approved an increase in the administration fee paid by the Portfolio pursuant to its existing Mutual Fund Servicing Agreement with AXA Equitable. Due to the additional monitoring responsibility and administrative complexity, the administration fee will be increased to an amount comparable to AXA Equitable’s other multi-advised funds. Previously, when the Portfolio was advised by a single adviser, the Portfolio paid AXA Equitable an administration fee at an annual rate, based on average daily net assets of all the Trust’s Portfolios (except the EQ/Enterprise Moderate Allocation Portfolio and the EQ/Small Cap Value Portfolio), of 0.12% of the first $3 billion, 0.11% of the next $3 billion, 0.105% of the next $4 billion, 0.10% of the next $20 billion and 0.0975% thereafter, plus $30,000. Beginning on December 11, 2006, when the Portfolio becomes a multi-advised portfolio, the Portfolio will pay AXA Equitable at an annual rate of 0.15% of the average daily net assets of both the Portfolio and the EQ/Small Cap Value Portfolio, plus $35,000 for the Portfolio and $35,000 for each allocated portion of the Portfolio. The overall expense ratios of the Portfolio, however, will not increase due to the expense limitation arrangement currently in effect until April 30, 2008.

Annual Portfolio Operating Expenses

(expenses that are deducted from Portfolio assets)

EQ/Small Company Growth Portfolio	Class IA Shares	Pro Forma Class IA Shares	Class IB Shares	Pro Forma Class IB Shares
Management Fee	1.00%	1.00%	1.00%	1.00%
Distribution and/or Service Fees (12b-1 fees)†	None	None	0.25%	0.25%
Other Expenses*	0.15%	0.24%	0.15%	0.24%
Total Annual Portfolio Operating Expenses	1.15%	1.24%	1.40%	1.49%
Less Fee Waiver/Expense Reimbursement**	(0.10)%	(0.19)%	(0.10)%	(0.19)%
Net Annual Portfolio Operating Expenses***	1.05%	1.05%	1.30%	1.30%

†	The maximum distribution and/or service (12b-1) fee for the Portfolio’s Class IB shares is 0.50% of the average daily net assets attributable to the Portfolio’s Class IB shares. Under an arrangement approved by the Trust’s Board of Trustees, the distribution and/or service (12b-1) fee currently is limited to 0.25% of the average daily net assets attributable to the Portfolio’s Class IB shares. This arrangement will be in effect at least until April 30, 2008.
*	“Other Expenses” have been restated to reflect current fees.
**	Pursuant to a contract, the Manager has agreed to make payments or waive its management, administrative and other fees to limit the expenses of the Portfolio through April 30, 2008 (unless the Board of Trustees consents to an earlier revision or termination of this arrangement) (“Expense Limitation Agreement”) so that the Total Annual Portfolio Operating Expenses of the Portfolio (exclusive of taxes, interest, brokerage commissions, capitalized expenses and extraordinary expenses) do not exceed the amount shown above under Net Annual Portfolio Operating Expenses. The Manager may be reimbursed the amount of any such payments and waivers in the future provided that the payments or waivers are reimbursed within three or five years, as applicable, of the payment or waiver being made and the combination of the fund’s expense ratio and such reimbursements do not exceed the fund’s expense cap. The Manager may discontinue these arrangements at any time after April 30, 2008. For more information on the Expense Limitation Agreement, see “Management of the Trust – Expense Limitation Agreement.”
***	A portion of the brokerage commissions that the Portfolio pays is used to reduce the Portfolio’s expenses. This arrangement did not affect the Net Annual Operating Expenses for the Portfolio for the fiscal year ended December 31, 2005.

Information Regarding Wells Capital Management

Wells Capital Management was formed in 1996 as a wholly-owned subsidiary of Wells Fargo Bank, N.A. from institutional teams that had been in place since 1981. In order to enhance the breadth and depth of its investment offerings to institutional clients, since its inception, Wells Capital Management has acquired three investment teams from Montgomery Asset Management (January 2003) and Benson Associates (November 2003). As of September 30, 2006, Wells Capital Management had assets under management of approximately $180 billion, of which approximately $1.6 billion is managed in this U.S. Small Cap Growth Strategy.

Wells Capital Management is controlled by Robert Bissell, President, James Paulsen, Ph.D, Chief Investment Strategist, Kirk Hartman, Chief Investment Officer, Karen Norton, Chief Operations Officer, David O’Keefe, Chief Financial Officer, and Mai Shiver, Chief Compliance Officer and Business Risk Management. The business address of each of these individuals is 525 Market Street, 10th Floor, San Francisco, CA 94105.

The Wells Allocated Portion will be managed by a team of investment professionals employed by Wells Capital Management. The portfolio managers will have responsibility for the day-to-day management of the Wells Allocated Portion and operate as a team providing research and advice on the purchases and sales of individual securities for the Wells Allocated Portion. The portfolio managers of the team are Stuart Roberts and Jerome C. Philpott.

Mr. Roberts is a Senior Portfolio Manager at Wells Capital Management. He began his investment career in 1983 and founded Montgomery Asset Management’s U.S. Small Cap Growth discipline in 1990. Prior to creating the team, Mr. Roberts was a vice president and portfolio manager at Founders Asset Management. Mr. Roberts holds a master’s degree in business administration from the University of Colorado and a bachelor’s degree in economics and history from Bowdoin College.

Mr. Philpott is a Senior Portfolio Manager at Wells Capital Management. He began his investment career in 1985 and joined Wells Capital Management in 2003 as part of the acquisition by Wells Capital Management of Montgomery Asset Management. Prior to joining Wells Capital Management, Mr. Philpott was a member of Montgomery Asset Management’s Small Cap Growth team and a securities analyst with Boettcher & Company. Mr. Philpott holds a master’s degree in business administration from the Darden School at the University of Virginia and a bachelor’s degree in economics from Washington and Lee University.

As Adviser to the Wells Allocated Portion, Wells Capital Management provides the Wells Allocated Portion with investment research, advice and supervision and manages the Portfolio’s securities consistent with the Portfolio’s investment objective and policies, including the purchase, retention and disposition of securities, as set forth in the Portfolio’s prospectus. The principal risks of investing in the Portfolio are listed in the section in the Prospectus, as supplemented, entitled, “EQ/Small Company Growth Portfolio” under the heading “The Principal Risks.”

The addition of Wells Capital Management as an adviser to the Portfolio will not result in any changes to the Portfolio’s investment objective or investment strategy. Wells Capital Management will attempt to achieve the Portfolio’s investment objective, i.e., to seek to achieve capital appreciation. Under normal circumstances, Wells Capital Management will invest at least 80% of the Portfolio’s net assets, plus borrowings for investment purposes, in equity securities of U.S. small-capitalization companies (as defined in the Portfolio’s current prospectus) that it believes will experience strong price appreciation.

In selecting investments for the Portfolio, Wells Capital Management focuses on companies that have one or more of the following characteristics: strong management team, high sustainable margins, a franchise factor, strong balance sheet, unrecognized earnings catalyst, well-defined business plan, earnings predictability, unique market position, ability to finance growth internally or potential for positive earnings surprises.

Information Regarding Eagle

Eagle has been providing investment counseling since 1976 and is a wholly-owned subsidiary of Raymond James Financial, Inc. As of September 30, 2006, Eagle had approximately $12.463 billion in assets under management.

Eagle is controlled by Thomas James, Chairman of the Board, Richard Riess, Chief Executive Officer and Director, Stephen Hill, President, Chief Operating Officer and Director, Richard Rossi, Executive Vice President, Stephen Faber, Corporate Counsel and Vice President, Eric Wilwant, Treasurer and Vice President, and Damian Sousa, Chief Compliance Officer and Vice President. The business address of each of these individuals is 880 Carillon Parkway, St. Petersburg, FL 33716.

The Eagle Allocated Portion will be managed by Bert Boksen from Eagle. Bert will have responsibility for the day-to-day management of the Eagle Allocated Portion and will provide research and advice on the purchases and sales of individual securities for the Eagle Allocated Portion.

Mr. Boksen is a Managing Director at Eagle and has over 27 years of investment experience. He has portfolio management responsibilities for all of Eagle’s small cap growth equity accounts. Prior to joining Eagle in 1995, Mr. Boksen was employed for 16 years by Raymond James & Associates, Inc. in its institutional research and sales department.

As Adviser to the Eagle Allocated Portion, Eagle provides the Eagle Allocated Portion with investment research, advice and supervision and manages the Portfolio’s securities consistent with the Portfolio’s investment objective and policies, including the purchase, retention and disposition of securities, as set forth in the Portfolio’s prospectus. The principal risks of investing in the Portfolio are listed in the section in the prospectus, as supplemented, entitled, “EQ/Small Company Growth Portfolio” under the heading “The Principal Risks.”

The addition of Eagle as an adviser to the Portfolio will not result in any changes to the Portfolio’s investment objective or investment strategy. Eagle will attempt to achieve the Portfolio’s investment objective, i.e., to seek to achieve capital appreciation. Under normal circumstances, Eagle will invest at least 80% of the Portfolio’s net assets, plus borrowings for investment purposes, in equity securities of U.S. small-capitalization companies (as defined in the Portfolio’s current prospectus) that it believes will experience strong price appreciation. In selecting investments for the Portfolio, Eagle focuses on companies that have one or more of the following characteristics: accelerating earnings growth, high or expanding return on equity, a competent management team with a strong ownership incentive and a positive catalyst, such as an exciting new product, a management change or other restructuring.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board of Trustees, the Portfolio may engage in brokerage transactions with brokers that are affiliates of the Manager or the Adviser(s), with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or the Adviser(s). [For the fiscal year ended December 31, 2006, the Portfolio did not trade or clear through an affiliated broker.]

Control Persons and Principal Holders

[AXA Equitable may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 99% of the Trust’s shares as of December 31, 2006]. AXA Equitable is organized as a New York stock life insurance company and is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company.

As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to the Portfolio. [As of December 31, 2006, the Trustees and Officers of the Trust owned shares entitling them to vote in the aggregate less than one percent of the shares of the Portfolio].

The following table sets forth information regarding the shareholders who owned beneficially or of record 5% or more of any class of shares of the Portfolio as of [January 31, 2007]:

Shareholder	Portfolio	Number of Shares of Portfolio		Percentage of Portfolio
[Insert]	[Insert]	[Insert	]	%

A copy of the Trust’s 2006 Semi-Annual Report is enclosed.